As filed with the Securities and Exchange Commission on April 1, 1999.
                                                       Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             BOSTON ACOUSTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MASSACHUSETTS                                            04-2662473
(STATE OR OTHER JURISDICTION                                  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                300 JUBILEE DRIVE
                          PEABODY, MASSACHUSETTS 01960
                                 (978) 538-5000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ANDREW G. KOTSATOS
                 CHAIRMAN, CHIEF EXECUTIVE OFFICER AND TREASURER
                             BOSTON ACOUSTICS, INC.
                                300 JUBILEE DRIVE
                          PEABODY, MASSACHUSETTS 01960
                                 (978) 538-5000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   copies to:
                            JOSEPH D.S. HINKLEY, ESQ.
                              PEABODY & ARNOLD LLP
                                 50 ROWES WHARF
                                BOSTON, MA 02110

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         CALCULATION OF REGISTRATION FEE

                                                                      Proposed
                                                Proposed              maximum                 Amount
Title of each class          Amount             maximum               aggregate               of
of securities                to be              offering price        offering                registration
to be registered             registered(1)      per share             price                   fee





-----------------------------------------------------------------------------------------------------
Common Stock,                150,000            $17.44(2)             $2,616,000(2)           $727.25
par value $.01
per share
-----------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transaction.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee, based upon the average of the high and low prices reported on March 29, 1999, as reported on the Nasdaq Stock Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION

                         PROSPECTUS DATED APRIL 1, 1999

                             [BOSTON ACOUSTICS LOGO]

                                 150,000 SHARES

                                  COMMON STOCK

The selling stockholder identified in this prospectus may sell up to 150,000 shares of common stock of Boston Acoustics, Inc. The selling stockholder, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock described in this prospectus (1) on terms to be determined at the time of a sale, (2) in transactions on the Nasdaq National Market, (3) in privately negotiated transactions or (4) in a combination of these methods of sale. If the selling stockholder sells shares to or through brokers or dealers, such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.

The selling stockholder and any agents, broker, dealers or underwriters that participate in the sale of the shares may be considered "underwriters" as defined in the Securities Act of 1933 and any commission they receive and any profit on the resale of the shares they purchase may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholder and certain other persons against liabilities under the Securities Act to the extent permitted by law, but we will not be paying any underwriting commissions or discounts in the offering of these shares.

Please see "Where You Can Find More Information" on page 5 for additional information about us on file with the United States Securities and Exchange Commission.

   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 6 IN THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is April 1, 1999

                                TABLE OF CONTENTS

                                                                                 Page

THE COMPANY........................................................................ 5
WHERE YOU CAN FIND MORE INFORMATION.................................................5
RISK FACTORS........................................................................6
USE OF PROCEEDS.....................................................................9
DIVIDEND POLICY.....................................................................9
SELLING STOCKHOLDER.................................................................9
DESCRIPTION OF CAPITAL STOCK.......................................................10
PLAN OF DISTRIBUTION...............................................................10
LEGAL MATTERS......................................................................10
EXPERTS............................................................................10

                                   THE COMPANY

Boston Acoustics engineers, manufactures and markets moderately-priced, high-quality loudspeaker systems for use in home audio and video entertainment systems, automotive audio systems and multimedia computer environments. We believe that our products deliver better sound quality than other comparably priced loudspeaker systems. Most of our products are assembled from purchased components, although we do provide our outside sources with manufacturing specifications for some of our automotive speakers. All of our products and subassemblies, including those supplied by outside sources, have been designed by our engineering department. Our speakers are marketed nationwide through selected audio and audio-video specialty dealers and through distributors in certain foreign countries.

Boston Acoustics was organized as a Massachusetts corporation in 1979 by Andrew
G. Kotsatos and former CEO, Francis L. Reed, who passed away in November 1996. Our principal executive offices and manufacturing facilities are located at 300 Jubilee Drive, Peabody, Massachusetts 01960, Telephone: (978) 538-5000.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of our filed documents directly from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

       1. Our Annual Report on Form 10-K for the Fiscal Year ended March 28, 1998, filed on June 26, 1998, including all material incorporated by reference therein;

       2. Our Quarterly Report on Form 10-Q for the Fiscal Quarter ended September 26, 1998, filed on November 10, 1998, including all material incorporated by reference therein;

       3. Our Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 27, 1998, filed on August 14, 1998, including all material incorporated by reference therein;

       4. Our Quarterly Report on Form 10-Q for the Fiscal Quarter ended December 26, 1998, filed on February 9, 1999, including all material incorporated by reference therein; and

       5. The description of our common stock contained in our Registration Statement on Form 8-A, as amended.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address or number:

                     Boston Acoustics, Inc.
                     Attention: Debra A. Ricker-Rosato, Vice President, Finance 300 Jubilee Drive
                     Peabody, Massachusetts 01960
                     Telephone: (978) 538-5000

Our common stock is quoted on the Nasdaq National Market under the symbol "BOSA". The last reported sales price of the common stock on the Nasdaq National Market on March 29, 1999 was $17.44 per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

You should rely only on the information provided in this prospectus or incorporated by reference. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained in this prospectus, including information incorporated by reference, before purchasing the Boston Acoustics common stock offered by this prospectus. Because an investment in Boston Acoustics common stock involves a high degree of risk, you should be aware that you could lose all or part of your investment.

UNCERTAINTY OF FUTURE OPERATING RESULTS

Our revenue and operating results are difficult to predict and may fluctuate significantly because of a number of factors, many of which are outside of our control. These factors include:

       .  level of product, price and specialty dealer competition;

       .  continued and future customer acceptance of our products;

       .  our ability to develop and market new products and control costs;

       . our ability to respond to technological change and integrate new product introductions and product enhancements;

       .  capacity and supply constraints or difficulties;

       .  success in expanding our customer base and distribution channels;

       .  activities of and acquisitions by competitors;

       .  level of international sales;

       .  rate of customer acceptance of our products in the audio industry;

       .  timing of new hires and retention of key personnel;

       .  changes in foreign currency exchange rates; and

       .  dependence on significant customers.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly. If our operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall dramatically.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

Our net revenue and operating results may vary drastically from quarter to quarter. The main factors which may affect these fluctuations are:

       .  seasonal variations in operating results;

       .  variations in the sales of our products to our significant customers;

       .  variations in manufacturing and supplier relationships; and

       .  the discretionary nature of our customers' demands.

Our business is somewhat seasonal due to consumer spending patterns which tend to result in significantly stronger home speaker sales in the period of October through March and automotive speaker sales in the period of April through October. This pattern will probably not change significantly in the future. Although we believe that the seasonality of our business is based primarily on the timing of consumer demand for our products, fluctuations in operating results can also result from other factors affecting us and our competitors, including new product developments or introductions, availability of components for resale, competitive pricing pressures, changes in product mix and pricing and product reviews and other media coverage. Due to the seasonality of our business, our results for interim periods are not necessarily indicative of our results for the year. Although we have not experienced significant seasonal variations in operating results, if any such variations were to develop, quarterly revenues and operating results may fluctuate significantly.

Our sales and earnings can also be affected by changes in the general economy since purchases of home entertainment, automotive audio and multimedia computer products, including loudspeakers, are discretionary for consumers. Our success is influenced by a number of economic factors affecting disposable consumer income, such as employment levels, business conditions, interest rates and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

As a result of these and other factors, revenues for any quarter are subject to significant variation, and we believe that period-to-period comparisons of our results of operations are not necessarily useful. You should not rely on these comparisons as indications of future performance. Our future quarterly operating results may not meet the expectations of market analysis or investors, which would likely have an adverse effect on the price of our common stock.

DEPENDENCE ON KEY CUSTOMERS

A significant portion of our sales currently are to Gateway, Inc. pursuant to contracts that run through June 1999. Since these contracts do not contain schedules with which Gateway must comply in placing orders, orders by Gateway may fluctuate significantly from quarter to quarter over the terms of the contracts. Assuming Gateway places orders under the terms of the contracts by June 1999, a substantial portion of our revenues for fiscal year 1999 is expected to be derived from its contracts with Gateway. The loss of Gateway as a customer or any significant portion of orders from Gateway could have a material adverse affect on our business, results of operation and financial condition. We could also be materially adversely affected by any substantial work stoppage or interruption of production at Gateway or if Gateway were to reduce or cease conducting operations.

DEPENDENCE ON SUPPLIERS

Most of our products are assembled by us from components specially fabricated for us, and certain automotive and multimedia speakers are manufactured by others in foreign countries according our specifications.

We purchase materials and component parts from over 200 suppliers located in the United States, Canada, Western Europe and the Far East. Although we rely on single suppliers for certain parts, we could, if necessary, develop multiple sources of supply for these parts. However, any deterioration of our relationships with our suppliers could have a material adverse effect on our business, financial condition and results of operations. We do not have long-term or exclusive purchase commitments, but we do have a written agreement with one of our inventory suppliers, which accounted for more than 10% of our purchases during fiscal year 1998. Our failure to maintain existing relationships or to establish new relationships in the future could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION

We compete primarily on the basis of product performance, price and the strength of our dealer organization. The market for branded loudspeaker systems is served by many manufacturers, both foreign and domestic. Many products are available over a broad price range, and the market is highly fragmented and competitive. We distribute our products primarily through specialty retailers where we compete directly for space with other branded speaker manufacturers. Loudspeaker systems produced by many of our competitors can be purchased by consumers through mass merchandisers, department stores, mail-order merchants, and catalogue showrooms. We believe that it is more advantageous to distribute through specialty retailers who provide sales support and service to consumers.

We compete with a substantial number of branded speaker manufacturers, including Bose Corporation, Infinity and JBL (divisions of Harman International Industries), Advent (division of Recoton, Inc.), Polk Audio, Inc., and Klipsch and Associates, Inc. Some of these competitors have greater technological, financial, and marketing resources than the we do and may offer lower audio product prices on competing products.

In addition to competition from branded loudspeaker manufacturers, our products compete indirectly with single name "rack systems". Rack systems contain all the various components needed to form an audio system, and are sold by Sony, Pioneer, Technics, Yamaha and many others. Rack systems are generally sold through mass merchandisers and department stores, although many of our dealers also sell rack systems.

Some of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many competitors have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

Competition in the design and manufacture of new and innovative speakers is intense. We cannot guarantee that we will be able to continue to compete successfully by introducing products or performance features on a timely basis or by adding new features to our products while limiting increases in prices. Furthermore, in recent years many retailers of non-proprietary audio components have regularly lowered prices, and we expect these pricing pressures to continue. These pricing pressures may adversely affect our operating results.

There are many factors that may increase competition in the loudspeaker systems market, including (1) entry of new competitors, (2) alliances among existing competitors and (3) consolidation in the audio and video industry. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could materially adversely affect our business, operating results and financial condition. If we cannot compete successfully against current and future competitors or overcome competitive pressures, our business, operating results and financial condition may be adversely affected.

PATENTS AND TRADEMARKS

We hold nine United States patents and numerous international patents, which relate to certain speaker technologies, assemblies and cabinet design. We also have several registered trademarks. We believe that our growth, competitive position and success in the marketplace are more dependent on our technical and marketing skills and expertise than on our ownership of patent and trademark rights, however, we cannot guarantee that any patent or trademark would ultimately be proven valid if challenged. Any such claim, with or without merit, could (1) be time consuming to defend, (2) result in costly litigation, (3) divert management's attention and resources, (4) cause product development or shipment delays, and (5) require us to pay money damages or enter into royalty or licensing agreements. A successful claim of product infringement against us and our failure or inability to license or create a workaround for such infringed or similar technology may materially and adversely affect our business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

Export sales accounted for approximately 19%, 21% and 20% of our net sales during fiscal 1998, 1997 and 1996, respectively, with sales concentrations in Europe, Asia and Canada. We also distribute our products through foreign subsidiaries. We obtain a substantial supply of inventory from manufacturers located in foreign countries. We have no long-term, fixed price contracts or arrangements for inventory supplied by our foreign manufacturers. We could readily obtain such inventory from other sources, but we cannot guarantee that it would not be at some delay. Any substantial delay in obtaining inventory from another supplier could have a material adverse effect on our business, results of operations and financial condition. A number of factors beyond our control, including, changes in world politics, any instability of governments in foreign customer and manufacturer nations and inflation, may affect the operations or financial condition of our foreign customers and manufacturers, as well as the timing of orders and deliveries of our products by our customers and manufacturers.

DEPENDENCE ON KEY PERSONNEL

Our success depends to a large extent upon the efforts and abilities of Andrew
G. Kotsatos, one of our co-founders, Chairman, Chief Executive Officer and Treasurer and Fred E. Faulkner, Jr., President, Chief Operating Officer and Director. The loss of either Mr. Kotsatos or Mr. Faulkner could have a material adverse effect on our business, operating results and financial condition. Accordingly, we maintain key man insurance policies on the life of Mr. Kotsatos. We are also somewhat dependent on our ability to hire and retain qualified managerial personnel. We have an employment agreement with Mr. Faulkner, but we do not have employment agreements with any of our other key employees. Although we have been able to hire and retain qualified personnel in the past, we cannot guarantee our continued success in recruiting and retaining such personnel in the future.

RISK ASSOCIATED WITH DEVELOPING AND INTEGRATING NEW PRODUCTS

To increase our penetration of current markets and gain footholds in new markets for our products, we must maintain existing products and integrate them with new products. We may not be successful in developing, marketing and releasing new products that respond to technological developments or changing customer needs and preferences. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these enhancements. In addition, these enhancements may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If release dates of any future products or enhancements to our products are delayed, or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be materially and adversely affected. In addition, new products or enhancements by our competitors may cause customers to defer or forgo purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations.

CONTROL BY MANAGEMENT STOCKHOLDERS

Our officers, directors and management personnel will continue to own 49.2% of the outstanding shares of our common stock (not including shares issuable upon exercise of outstanding options). As a result, if these people act in concert, they may have the ability to control us and direct our affairs and business and to determine the outcome of corporate actions requiring stockholder approval. This type of control by existing stockholders may delay or prevent a change in control of Boston Acoustics and could result in the denial to minority stockholders of a premium price for their stock in a change in control.

YEAR 2000 COMPLIANCE

We have undertaken an internal assessment of our operations, including our information and financial systems and our manufacturing equipment in order to determine the extent to which Year 2000 issues may adversely affect us. We are currently in the process of updating our computer systems and applications to improve the scalability and functionality of the Company's overall manufacturing, planning and inventory related systems and to ensure that they are Year 2000 compliant. We believe that our computer system will be Year 2000 compliant. We do not expect the financial impact of our Year 2000 compliance programs to be material to our financial position or results of operations. We have also commenced a survey of our suppliers' Year 2000 compliance status and we anticipate responses from these suppliers before the end of the current fiscal year. Although we do not believe we will suffer any major effects from the Year 2000 issue, it is possible that such effects could materially impact future financial results, or cause reported financial information not to be necessarily indicative of future operating results or future financial condition. Also, if any of our significant customers or suppliers do not successfully and in a timely manner achieve Year 2000 compliance, our business could be materially affected. We have not developed contingency plans, but we intend to determine whether any such plans will be necessary by the end of fiscal year 1999.

POSSIBLE ADVERSE EFFECT OF EURO CONVERSION

On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing currencies and a new common currency called the "euro." This represented an initial step in a process expected to culminate in the replacement of the existing currencies with the euro. The conversion to the euro will have operational and legal implications for some of our international business activities. We have begun evaluating these implications, but we have yet to estimate the potential impact on our business, operating results and financial condition. Our preliminary judgment, however, is that the nature of our business and customers makes a material impact unlikely.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares being offered by the selling stockholder; nor will such proceeds be available for our use or benefit.

                                 DIVIDEND POLICY

We currently declare and pay dividends quarterly. During fiscal 1998, four quarterly dividends totaling $0.333 per share were declared and paid. During fiscal 1999, three quarterly dividends totaling $0.253 per share have been declared and paid.

                               SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of common stock which may be purchased by the selling stockholder upon exercise of the warrant held by it and the number of shares which the selling stockholder may offer by this prospectus. The selling stockholder may offer all, some or none of its shares.

                       SHARES BENEFICIALLY OWNED                               SHARES BENEFICIALLY OWNED
                              PRIOR TO OFFERING                                           AFTER OFFERING(1)

                                                                 SHARES BEING
NAME                      NUMBER             PERCENT(2)          OFFERED               NUMBER              PERCENT(2)
----                      ------             ----------          -------------         ------              ----------


Gateway, Inc.             150,000            2.99%               150,000                      0            0.00%

(1) Assumes the sale of all shares offered hereby.

(2) Applicable percentage ownership is based on 5,011,681 shares of common stock outstanding, which includes 3,895,680 shares of common stock outstanding (net of treasury shares) as of March 31, 1999 and the 150,000 shares of common stock issued pursuant to the exercise of the Warrant held by Gateway, Inc.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 8,000,000 shares of common stock, par value $.01 per share. As of March 31, 1999, there were issued and outstanding an aggregate 5,011,681 shares of common stock held of record. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the Shares will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future.

                              PLAN OF DISTRIBUTION

Under a Warrant issued by us to the selling stockholder on January 14, 1997 (the "Warrant"), we agreed to register the shares received by the selling stockholder upon exercise of the Warrant. Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.

We will pay substantially all expenses incurred in the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. These expenses (excluding such commissions and discounts) are estimated to be $10,000. For its shares, the selling stockholder will receive the purchase price of the shares sold less any agent's commissions and underwriters' discounts and other related expenses. The Warrant provides for indemnification of the selling stockholder to the extent permitted by law for claims, losses, damages and liabilities under the Securities Act arising, under certain circumstances, out of any registration of the common stock.

The selling stockholder, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock described in this prospectus
(1) on terms to be determined at the time of a sale, (2) in transactions on the Nasdaq National Market, (3) in privately negotiated transactions or (4) in a combination of these methods of sale. The selling stockholder may also sell the shares to or through brokers or dealers. These brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. We will not receive any proceeds from the sale of the shares by the selling stockholder.

The selling stockholder and any persons who participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act. Any discounts, commissions or concessions received by these underwriters and any provided for the sale of the shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations of the Exchange Act, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholder.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                  LEGAL MATTERS

The legality of our shares of common stock offered by this prospectus will be passed upon for us by Peabody & Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts 02110. Joseph D.S. Hinkley, a partner at Peabody & Arnold LLP, is our Clerk.

                                     EXPERTS

Our consolidated financial statements as of March 28, 1998 and March 29, 1997, and for each of the three years in the period ended March 28, 1998 included (incorporated herein by reference) in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.


                                TABLE OF CONTENTS

                                                                                 PAGE

THE COMPANY.........................................................................5
WHERE YOU CAN FIND MORE INFORMATION.................................................5
RISK FACTORS........................................................................6
USE OF PROCEEDS.....................................................................9
DIVIDEND POLICY.....................................................................9
SELLING STOCKHOLDER.................................................................9
DESCRIPTION OF CAPITAL STOCK.......................................................10
PLAN OF DISTRIBUTION...............................................................10
LEGAL MATTERS......................................................................10
EXPERTS............................................................................10

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No dealer, sales representative or any other person has been authorized to give information or make any representation not contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.




                                 150,000 Shares












                             Boston Acoustics, Inc.
                                  Common Stock











                                -----------------

                                   PROSPECTUS

                                ----------------










                                 April 1, 1999



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                                     - 12 -

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

        The expenses relating to the registration of the Shares hereunder will be borne by the Company. Such expenses are estimated to be as follows:

        Securities and Exchange Commission Registration Fee            $727.25

        Legal Fees and Expenses                                        $4,000.00

        Accounting Fees and Expenses                                   $2,000.00

        Miscellaneous                                                  $3,272.75

        TOTAL EXPENSES                                                 $10,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     With respect to indemnification, Section 67 of Chapter 156B of the Massachusetts General Laws provides:

          "Indemnification of directors, officers, employees, and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

          No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

          The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

          A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

     Article 6A of the Company's Restated Articles of Organization provides as follows:

          "Limitation of Liability of Directors. No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived improper personal benefit. The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring while this Article is in effect."


ITEM 16.  EXHIBITS

EXHIBIT NO.                EXHIBIT

        3.A.       Articles of Organization. (1)
        3.B.       Amendment to Articles of Organization. (1)
        3.C.       Second Amendment to Articles of Organization. (1)
        3.D.       Bylaws. (1)
        4.A.       Specimen Share Certificate. (1)
        4.B.       Form of Incentive Stock Option Agreement. (2)
        4.C.       Form of Non-Statutory Stock Option Agreement. (3)
        5.A. *     Opinion of Peabody & Arnold LLP dated February 19, 1999.
        10.A.+             1986 Incentive Stock Option Plan adopted by Boston Acoustics, Inc. on October 15, 1986, as
                   amended.                                                                         (4)
        10.B.+             1996 Stock Plan adopted by Boston Acoustics, Inc. on February 20, 1996, as amended. (5)
        10.C.+             1997 Stock Plan adopted by Boston Acoustics, Inc. on May 28, 1997. (6)
        10.D.#     Purchase Agreement dated March 27, 1997 by and between Gateway 2000, Inc. and Boston Acoustics,
                   Inc. (7)
        10.E.      Boston Acoustics, Inc. Warrant naming Gateway 2000, Inc. as registered holder. (8)
        10.F.#     Letter of Agreement dated January 14, 1997 by and between Gateway 2000, Inc. and Boston Acoustics,
                   Inc. (9)
        10.G.      Loan Agreement dated as of June 13, 1997 between Boston Acoustics, Inc. and State Street Bank and
                   Trust  Company. (10)
        10.H.      Revolving Credit Note dated as of June 13, 1997 in the amount of $25,000,000 made by Boston
                   Acoustics, Inc. payable to the order of State Street Bank and Trust Company. (11)
        10.I.      Stock Redemption Agreement dated as of June 13, 1997 by and among Boston Acoustics, Inc. and
                   Valerie R. Cohen, Lisa M. Mooney and Paul F. Reed as Executors of the Estate of Francis L. Reed
                   and the Estate of Dorothea T. Reed. (12)
        10.J.#     Letter of Agreement dated December 22, 1997 by and between Gateway 2000, Inc. and Boston
                   Acoustics, Inc. (13)
        10.K.#     Letter of Agreement dated May 14, 1998 by and between Gateway 2000, Inc. and Boston Acoustics,
                   Inc. (14)
        13.        1998 Annual Report to Shareholders. (6)
        21.        Subsidiaries of the Registrant. (5)
        23.  *     Consent of Independent Public Accountants.
        99.        "Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995. (15)

* Indicates an exhibit which is filed herewith.

+ Indicates an exhibit which constitutes an executive compensation plan.

# Indicates that portions of the exhibit have been omitted pursuant to an order granting a request for confidential treatment.

--------------------

(1) Incorporated by reference to the similarly numbered exhibit in Part II of File No. 33-9875.

(2) Incorporated by reference to Exhibit 4.3 in Item 8 of the Company's Form S-8 filed on August 31, 1998.

(3) Incorporated by reference to Exhibit 4.4 in Item 8 of the Company's Form S-8 filed on August 31, 1998.

(4) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 27, 1993.

(5) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(6) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998

(7) Incorporated by reference to Exhibit 10.E. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(8) Incorporated by reference to Exhibit 10.F. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(9) Incorporated by reference to Exhibit 10.G. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(10) Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended June 28, 1997.

(11) Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

(12) Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

(13) Incorporated by reference to Exhibit 10.A. to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1997.

(14) Incorporated by reference to Exhibit 10.L. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998

(15) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1996.



ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peabody, Commonwealth of Massachusetts, on this 1 day of April 1999.

                                                  BOSTON ACOUSTICS, INC.


                                                  By:  /s/ Andrew G. Kotsatos
                                                       -------------------------
                                                       Andrew G. Kotsatos
                                                       Chief Executive Officer

                                POWER OF ATTORNEY

             The undersigned directors and officers of Boston Acoustics, Inc. hereby severally constitute and appoint Andrew G. Kotsatos our true and lawful attorney-in-fact and agent with full power of substitution, to execute in our name and behalf in the capacities indicated below any and all amendments to this registration statement to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

             Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

SIGNATURE                            TITLE                                       DATE

/s/ Andrew G. Kotsatos               Chairman of the Board of Directors,         April 1, 1999
-----------------------------------  Chief Executive Officer and Treasurer
Andrew G. Kotsatos                   (Principal Executive Officer)


/s/ Fred E. Faulkner, Jr.            President, Chief Operating Officer          April 1, 1999
-----------------------------------  and Director
Fred E. Faulkner, Jr.


/s/ Debra A. Ricker-Rosato           Vice President, Finance (Principal          April 1, 1999
-----------------------------------  Financial and Accounting Officer)
Debra A. Ricker-Rosato

/s/ George J. Markos
-----------------------------------  Director                                    April 1, 1999
George J. Markos

/s/ Lisa M. Mooney
-----------------------------------  Director                                    April 1, 1999
Lisa M. Mooney

/s/ Gerald Walle
-----------------------------------  Director                                    April 1, 1999
Gerald Walle

                                INDEX TO EXHIBITS


EXHIBIT NO.                          EXHIBIT                                                                PAGE NO.

         3.A.       Articles of Organization. (1)
         3.B.       Amendment to Articles of Organization. (1)
         3.C.       Second Amendment to Articles of Organization. (1)
         3.D.       Bylaws. (1)
         4.A.       Specimen Share Certificate. (1)
         4.B.       Form of Incentive Stock Option Agreement. (2)
         4.C.       Form of Non-Statutory Stock Option Agreement. (3)
         5.A#       Opinion of Peabody & Arnold LLP dated February 19, 1999.
         10.A.+     1986 Incentive Stock Option Plan adopted by Boston Acoustics, Inc.
                    on October 15, 1986, as amended. (4)
         10.B.+     1996 Stock Plan adopted by Boston Acoustics, Inc. on
                    February 20, 1996, as amended. (5)
         10.C.+     1997 Stock Plan adopted by Boston Acoustics, Inc. on May 28, 1997. (6)
         10.D.#     Purchase Agreement dated March 27, 1997 by and between Gateway 2000, Inc.
                    and Boston Acoustics, Inc. (7)
         10.E.      Boston Acoustics, Inc. Warrant naming Gateway 2000, Inc.
                    as registered holder. (8)
         10.F.#     Letter of Agreement dated January 14, 1997 by and between Gateway 2000, Inc.
                    and Boston Acoustics, Inc. (9)
         10.G.      Loan Agreement dated as of June 13, 1997 between Boston Acoustics, Inc.
                    and State Street Bank and Trust  Company. (107)
         10.H.      Revolving Credit Note dated as of June 13, 1997 in the amount of $25,000,000 made by Boston Acoustics, Inc. payable to the order of
                    State Street Bank and Trust Company. (11)
         10.I.      Stock Redemption Agreement dated as of June 13, 1997 by and among
                    Boston Acoustics, Inc. and Valerie R. Cohen, Lisa M. Mooney and
                    Paul F. Reed as Executors of the Estate of Francis L. Reed and
                    the Estate of Dorothea T. Reed. (12)
         10.J.#     Letter of Agreement dated December 22, 1997 by and between
                    Gateway 2000, Inc. and Boston Acoustics, Inc. (13)
         10.K.#     Letter of Agreement dated May 14, 1998 by and between Gateway 2000, Inc.
                    and Boston Acoustics, Inc. (14)
         13.        1998 Annual Report to Shareholders. (6)
         21.        Subsidiaries of the Registrant. (5)
         23.  *     Consent of Independent Public Accountants.
         99.        "Safe Harbor" Statement under Private Securities Litigation
                    Reform Act of 1995. (15)

* Indicates an exhibit which is filed herewith.

+ Indicates an exhibit which constitutes an executive compensation plan.

# Indicates that portions of the exhibit have been omitted pursuant to an order granting a request for confidential treatment.

--------------------

(1) Incorporated by reference to the similarly numbered exhibit in Part II of File No. 33-9875.

(2) Incorporated by reference to Exhibit 4.3 in Item 8 of the Company's Form S-8 filed on August 31, 1998.

(3) Incorporated by reference to Exhibit 4.4 in Item 8 of the Company's Form S-8 filed on August 31, 1998.

(4) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 27, 1993.

(5) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(6) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998

(7) Incorporated by reference to Exhibit 10.E. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(8) Incorporated by reference to Exhibit 10.F. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(9) Incorporated by reference to Exhibit 10.G. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

(10) Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended June 28, 1997.

(11) Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

(12) Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

(13) Incorporated by reference to Exhibit 10.A. to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1997.

(14) Incorporated by reference to Exhibit 10.L. in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998

(15) Incorporated by reference to the similarly numbered exhibit in Item 14 of the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1996.


                                     - 19 -